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                             ASA INTERNATIONAL LTD.
                           STATEMENT OF COMPUTATION OF
                           NET EARNINGS (LOSS) PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                Year ended December 31,
                                          1996            1995          1994
                                       -----------     -----------   -----------
Weighted Average Number of
  Shares Outstanding:

Common Stock                             3,934,893(c)    3,787,497     3,787,469

Common equivalent shares resulting
  from stock options
  (Treasury Stock Method)                      (a)         112,432           (b)

Shares contingently issuable
  based on market price                        (a)         324,574       391,829
                                       -----------     -----------   -----------

                                         3,934,893       4,224,503     4,179,298
                                       ===========     ===========   ===========


Net earnings (Loss)                    $      (649)    $       457   $       166
                                       ===========     ===========   ===========

Earnings (loss) per common and
  common equivalent share:

Net Earnings (Loss)                    $      (.17)    $       .11   $       .04

(a)   Effect is antidilutive.

(b) Dilution is less than 3%; therefore, earnings per share is based on weighted average number of shares outstanding and shares contingently issuable based on market price.

(c) In the year ended December 31, 1996, Common Stock includes 104,122 shares previously treated as contingent to be issued in fiscal 1997 based on a December 31, 1996 market price.